EXHIBIT 5.1

[LETTERHEAD OF COOLEY GODWARD KRONISH LLP]

June 5, 2009

eBay Inc.

2145 Hamilton Avenue

San Jose, California 95125

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by eBay Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of (a) up to an aggregate of 50,000,000 shares (the “Plan Shares”) of the Company’s common stock, $0.001 par value (the “Common Stock”), issuable or reserved for issuance pursuant to the Company’s 2008 Equity Incentive Award Plan (the “2008 Plan”) and (b) up to an aggregate of 3,529,775 shares (the “ESPP Shares” and, together with the Plan Shares, the “Shares”) of the Company’s Common Stock issuable or reserved for issuance pursuant to the Company’s Amended and Restated 1998 Employee Stock Purchase Plan (the “ESPP” and, together with the 2008 Plan, the “Plans”).

In connection with this opinion, we have examined the Registration Statement and related Prospectus, the Company’s Amended and Restated Certificate of Incorporation and Bylaws and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and the related Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward Kronish LLP

By:	/s/ Chrystal N. Jensen
Chrystal N. Jensen